Exhibit 99(g)(7)

FORM OF ADMINISTRATION, BOOKKEEPING AND

PRICING SERVICES AGREEMENT

THIS AGREEMENT is made as of ____________, by and among NorthStar Real Estate Capital Income Master Fund, NorthStar Real Estate Capital Income Fund, NorthStar Real Estate Capital Income Fund-T, each organized as Delaware statutory trusts (the “Funds” and each, a “Fund”), and ALPS Fund Services, Inc., a Colorado corporation (“ALPS”).

WHEREAS, the Funds are registered under the Investment Company Act of 1940, as amended (“1940 Act”), as closed-end management investment companies and are part of a master-feeder structure;

WHEREAS, NSAM B-RCEF Ltd is the Funds’ investment advisor and is responsible for managing the Funds’ business affairs and providing certain clerical, bookkeeping and other administrative and management services;

WHEREAS, ALPS provides certain administrative services to investment companies; and

WHEREAS, the Funds desire to appoint ALPS to perform certain administrative, services for the Funds, and ALPS has indicated its willingness to so act, subject to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants hereinafter contained, the parties hereto agree as follows.

1.	ALPS Appointment and Duties.

(a)	The Funds hereby appoint ALPS to provide the administrative services set forth in Appendix A hereto, as amended from time to time, upon the terms and conditions hereinafter set forth. ALPS hereby accepts such appointment and agrees to furnish such specified services. The Funds acknowledge that ALPS does not render legal, tax or investment advice and that ALPS is not a registered broker-dealer.

(b)	ALPS shall for all purposes be deemed to be an independent contractor and shall, except as otherwise expressly authorized in this Agreement, have no authority to act for or represent the Funds in any way or otherwise be deemed an agent of the Funds.

(b)	ALPS may employ or associate itself with such person(s) or organization(s) as ALPS believes to be desirable in the performance of its duties hereunder; provided that, in such event, the compensation of such person(s) or organization(s) shall be paid by and be the sole responsibility of ALPS, and the Funds shall bear no cost or obligation with respect thereto; and provided further that ALPS shall not be relieved of any of its obligations under this Agreement in such event and shall be responsible for all acts of any such person(s) or organization(s) taken in furtherance of this Agreement to the same extent it would be for its own acts.

2.	ALPS Compensation; Expenses.

(a)	In consideration for the services to be performed hereunder by ALPS, the Funds shall pay ALPS the fees listed in Appendix B hereto. Notwithstanding anything to the contrary in this Agreement, fees billed for the services to be performed by ALPS under this Agreement are based on information provided by the Funds and such fees are subject to renegotiation between the parties to the extent such information is determined to be materially different from what the Funds originally provided to ALPS. During each year of the term of this Agreement, unless the parties shall otherwise agree and provided that the service mix and volumes remain consistent with those provided in the previous year of this Agreement, the fee that would be charged for the same services would be the base fee rate (as reflected in Appendix C) subject to an annual cost of living adjustment based on the Consumer Price Index for Urban Wage Earners and Clerical Workers, for the Denver-Boulder-Greeley area, as published bimonthly by the United States Department of Labor, Bureau of Labor Statistics, or, in the event that publication of such index is terminated, any successor or substitute index, appropriately adjusted, acceptable to all parties.

(b)	ALPS will bear all expenses in connection with the performance of its services under this Agreement, except as otherwise provided herein and in Appendix B. For the avoidance of doubt, ALPS will not bear any of the costs of the Funds’ personnel. Additionally, ALPS shall not bear other Fund expenses incurred which may include, but are not limited to, initial organization and offering expenses; litigation expenses; expenses related to any requests from or as otherwise required by any regulatory body concerning the Funds or the Funds’ investment advisor; taxes; costs of preferred shares; listing expenses; expenses related to assistance with any tender offer or repurchase offers; transfer agency and custodial expenses; interest; Fund directors’ fees; brokerage fees and commissions; state and federal registration fees; advisory fees; insurance premiums; fidelity bond premiums; Fund and investment advisory related legal expenses; costs of maintenance of Fund existence; printing and delivery of materials in connection with meetings of the Funds’ trustees; printing and mailing of shareholder reports, prospectuses, statements of additional information, other offering documents, supplements, proxy materials and other communications to shareholders; securities pricing data and expenses in connection with electronic filings with the U.S. Securities and Exchange Commission (the “SEC”); fees and expenses upon termination as provided in Section 15(e) hereof.

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3.	Right to Receive Advice.

(a)	Advice of the Funds and Service Providers. If ALPS is in doubt as to any action it should or should not take, ALPS may request directions, advice or instructions from the Funds or, as applicable, the Funds’ investment advisors, custodian or other service providers.

(b)	Advice of Counsel. If ALPS is in doubt as to any question of law pertaining to any action it should or should not take in connection with the performance of its duties and obligations under this Agreement, ALPS may request advice from counsel for the Funds, or for counsel for the Funds’ investment advisors; provided; however, that ALPS shall provide prior notice to the Chief Compliance Officer and the Chief Financial Officer of the Funds of such request. Provided further, that ALPS shall be solely responsible for any legal expenses in the event ALPS seeks (i) counsel or advice from counsel other than counsel for the Funds or counsel for the Funds' investment advisors or (ii) counsel or advice from counsel for the Funds, or for counsel for the Funds’ investment advisors, that is not in connection with the performance of ALPS' duties and obligations under this Agreement.

(c)	Conflicting Advice. In the event of a conflict between directions, advice or instructions ALPS receives from the Funds or any service provider and the advice ALPS receives from competent counsel knowledgeable in such matters, ALPS may, upon reasonable belief, rely upon and follow the advice of counsel. ALPS will provide the Funds with no less than 10 days’ prior written notice of its intent to follow advice of counsel that is materially inconsistent with directions, advice or instructions from the Funds. Upon request, ALPS will provide the Funds with a copy of such advice of counsel.

4.	Standard of Care; Limitation of Liability; Indemnification.

(a)	ALPS shall be obligated to act in good faith and to exercise commercially reasonable care and diligence in the performance of its duties under this Agreement.

(b)	In the absence of willful misfeasance, bad faith, negligence or reckless disregard by ALPS in the performance of its duties, obligations or responsibilities set forth in this Agreement, ALPS, including its officers, directors, agents and employees, shall not be liable for, and the Funds agree to indemnify, defend and hold harmless such persons from, all taxes, charges, expenses, disbursements, assessments, claims, losses, damages, penalties, actions, suits, judgments and liabilities (including, without limitation, reasonable attorneys’ fees and disbursements and liabilities arising under applicable federal and state laws) arising directly or indirectly from the following:

(i)	the inaccuracy of factual information furnished to ALPS by the Funds or the Funds’ investment advisor, custodian or other service providers;

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(ii)	any error of judgment or mistake of law or for any loss suffered by the Funds in connection with the matters to which this Agreement relates;

(ii)	any actions taken on advice of counsel for the Funds, or counsel for the Funds' investment advisors;

(iii)	losses, delays, failure, errors, interruption or loss of data occurring directly or indirectly by reason of circumstances beyond its reasonable control, including without limitation, acts of God, action or inaction of civil or military authority, war, terrorism, riot, fire, flood, sabotage, or elements of nature or non-performance or equipment failure by the Funds’ other service providers;

(iv)	ALPS’ reliance on any instruction, direction, notice, instrument or other information that ALPS reasonably believes to be genuine; or

(v)	any other action or omission to act which ALPS takes in connection with the provision of services to the Funds, which are in accordance with the provisions of this Agreement.

(c)	ALPS shall indemnify and hold harmless the Funds, the Funds’ investment advisor and its respective officers, members, directors, trustees, agents, and employees from and against any and all taxes, charges, expenses, disbursements, assessments, claims, losses, damages, penalties, actions, suits, judgments and liabilities (including, without limitation, reasonable attorneys’ fees and disbursements and liabilities arising under applicable federal and state laws) arising directly or indirectly from ALPS’ willful misfeasance, bad faith, gross negligence or reckless disregard in the performance of its duties, obligations or responsibilities set forth in this Agreement.

(d)	Notwithstanding anything in this Agreement to the contrary, neither party shall be liable under this Agreement to the other party hereto for any punitive, consequential, special or indirect losses or damages. Any indemnification payable by a party to this Agreement shall be net of insurance maintained by the indemnified party as of the time the claim giving rise to indemnity hereunder is alleged to have arisen to the extent it covers such claim.

(e)	In any case in which either party (the “Indemnifying Party”) may be asked to indemnify or hold the other party (the “Indemnified Party”) harmless, the Indemnified Party will notify the Indemnifying Party promptly after identifying any situation which it believes presents or appears likely to present a claim for indemnification against the Indemnifying Party (although the failure to do so shall not prevent recovery by the Indemnified Party) and shall keep the Indemnifying Party advised with respect to all developments concerning such situation. The Indemnifying Party shall have the option to defend the Indemnified Party against any claim which may be the subject of this indemnification, and, in the event that

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the Indemnifying Party so elects, such defense shall be conducted by counsel chosen by the Indemnifying Party and reasonably satisfactory to the Indemnified Party, and thereupon the Indemnifying Party shall take over complete defense of the claim and the Indemnified Party shall sustain no further legal or other expenses in respect of such claim. The Indemnified Party will not confess any claim or make any compromise in any case in which the Indemnifying Party will be asked to provide indemnification, except with the Indemnifying Party’s prior written consent.

5.	Activities of ALPS. The services of ALPS under this Agreement are not to be deemed exclusive, and ALPS shall be free to render similar services to others. The Funds recognize that from time to time directors, officers and employees of ALPS may serve as directors, officers and employees of other corporations or businesses (including other investment companies) and that such other corporations and businesses may include ALPS as part of their name and that ALPS or its affiliates may enter into administrative, bookkeeping, pricing agreements or other agreements with such other corporations and businesses.

6.	Accounts and Records. The accounts and records maintained by ALPS shall be the property of the Funds. ALPS shall prepare, maintain and preserve such accounts and records as required by the 1940 Act and other applicable securities laws, rules and regulations. Such accounts and records shall be prepared in accordance with (i) U.S. Generally Accepted Accounting Principles ("GAAP"), as required, and (ii) the Internal Revenue Code of 1986, as amended (the "Code"). ALPS shall surrender such accounts and records to the Funds, in the form in which such accounts and records have been maintained or preserved, promptly upon receipt of instructions from the Funds. The Funds shall have access to such accounts and records at all times during ALPS’ normal business hours. Upon the reasonable request of the Funds, copies of any such books and records shall be provided by ALPS to the Funds at the Funds’ expense. ALPS shall assist the Funds, the Funds’ independent auditors, or, upon approval of the Funds, any regulatory body, in any requested review of the Funds’ accounts and records and reports by ALPS or its independent accountants concerning its accounting system and internal auditing controls will be open to such entities for audit or inspection upon reasonable request.

7.	Confidential and Proprietary Information. ALPS agrees that it will, on behalf of itself and its officers and employees, treat all transactions contemplated by this Agreement, and all records and information relative to the Funds and its current and former shareholders and other information germane thereto, as confidential and as proprietary information of the Funds. ALPS further agrees that it will not use, sell, transfer or divulge such information or records to any person for any purpose other than performance of its duties hereunder, except after prior notification to and approval in writing from the Funds Approval may not be withheld where ALPS may be exposed to civil, regulatory, or criminal proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when requested by the Funds. When requested to divulge such information by duly constituted authorities, ALPS shall use reasonable

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commercial efforts to request confidential treatment of such information. ALPS shall have in place and maintain physical, electronic, and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of records and information relating to the Funds and their current and former shareholders.

8.	Compliance with Rules and Regulations. ALPS shall comply (and to the extent ALPS takes or is required to take action on behalf of the Funds hereunder shall cause the Funds to comply) with all applicable requirements of the 1940 Act and other applicable laws, rules, regulations, orders and codes of ethics, as well as all investment restrictions, policies and procedures adopted by the Funds of which ALPS has knowledge (it being understood that ALPS is deemed to have knowledge of all investment restrictions, policies or procedures set out in the Funds’ public filings or otherwise provided to ALPS). Except as set out in this Agreement, ALPS assumes no responsibility for such compliance by the Funds. ALPS shall maintain at all times a program reasonably designed to prevent violations of the federal securities laws (as defined in Rule 38a-1 under the 1940 Act) with respect to the services provided hereunder, and shall provide to the Funds a certification to such effect no less frequently than annually or as otherwise reasonably requested by the Funds. ALPS shall make available its compliance personnel and shall provide at its own expense summaries and other relevant materials relating to such program as reasonably requested by the Funds.

Portfolio compliance with: (i) the investment objectives and certain policies and restrictions as disclosed in the Fund’s prospectus(es), as applicable; and (ii) certain SEC rules and regulations (collectively, “Portfolio Compliance”) is required daily and is the responsibility of the Funds’ advisor or co-advisor, as applicable. ALPS will perform portfolio compliance testing (post-trade, daily on a T+2 basis) to test the Funds’ Portfolio Compliance (the “Portfolio Compliance Testing”).

The frequency and nature of the Portfolio Compliance Testing and the methodology and process in accordance with which the Portfolio Compliance Testing are conducted, are mutually agreed to between ALPS and the Funds as identified in Appendix A. ALPS will report violations, if any, to a Fund and the Funds’ Chief Financial Officer and Chief Compliance Officer as promptly as practicable following discovery.

ALPS independently tests Portfolio Compliance based upon information contained in the source reports received by ALPS’ fund accounting department and supplemental data from certain third-party sources. As such, Portfolio Compliance Testing performed by ALPS is limited by the information contained in the fund accounting source reports and supplemental data from third-party sources. The Funds agree and acknowledge that ALPS’ performance of the Portfolio Compliance Testing shall not relieve a Fund or the Advisor of their primary day-to-day responsibility for assuring such Portfolio Compliance, including on a pre-trade basis, and ALPS shall not be held liable for any act or omission of the Funds’ advisor or co-advisor, as applicable, with respect to Portfolio Compliance.

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9.	Representations and Warranties of ALPS. ALPS represents and warrants to the Funds that:

(a)	It is duly organized and existing as a corporation and in good standing under the laws of the State of Colorado.

(b)	It is empowered under applicable laws and by its Articles of Incorporation and By-laws to enter into and perform this Agreement.

(c)	All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.

(d)	It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement in accordance with industry standards.

10.	Representations and Warranties of the Fund. Each Fund represents and warrants to ALPS that:

(a)	It is a statutory trust duly organized and existing and in good standing under the laws of the state of Delaware and is registered with the SEC as a closed-end management investment company.

(b)	It is empowered under applicable laws and by its Declaration of Trust/Declaration of Trust and By-laws (collectively, the “Organizational Documents”) to enter into and perform this Agreement.

(c)	The Board of Trustees of the Fund has duly authorized it to enter into and perform this Agreement.

(d)	Notwithstanding anything in this Agreement to the contrary, the Fund agrees not to make any modifications to its registration statement or adopt any policies which would affect materially the obligations or responsibilities of ALPS hereunder without the prior written approval of ALPS, which approval shall not be unreasonably withheld or delayed.

(e)	The (i) the execution, delivery and performance of this Agreement by the Fund does not breach, violate or cause a default under any agreement, contract or instrument to which the Fund is a party or any judgment, order or decree to which the Fund is subject; (ii) the execution, delivery and performance of this Agreement by the Fund has been duly authorized and approved by all necessary action; and (iii) upon the execution and delivery of this Agreement by ALPS and the Fund, this Agreement will be a valid and binding obligation of the Fund.

11.	Documents. The Funds have furnished or will furnish, upon ALPS' reasonable request, ALPS with copies of the Funds’ Organizational Documents, advisory agreements,

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custodian agreement, transfer agency agreement, administration agreement, other service agreements, current prospectus, periodic Fund reports and all forms relating to any plan, program or service offered by the Fund that are relevant to ALPS’ services to be provided under this Agreement. The Fund shall furnish to ALPS a copy of any amendment or supplement to any of the above-mentioned documents, which has not been filed with the SEC, within a reasonable time period following the date of execution or filing of such documents. Upon request, the Funds shall furnish promptly to ALPS any additional documents necessary or advisable to perform its functions hereunder. As used in this Agreement the terms “registration statement” and “prospectus” shall mean any registration statement and prospectus filed by the Funds with the SEC and any amendments and supplements thereto that are filed with the SEC.

12.	Consultation Between the Parties. ALPS and the Funds shall regularly consult with each other regarding ALPS’ performance of its obligations under this Agreement. In connection therewith, the Fund shall submit to ALPS, at a reasonable time in advance of filing with the SEC, drafts of any amended or supplemented registration statement (including exhibits) under the Securities Act of 1933, as amended, and the 1940 Act; provided, however, that nothing contained in this Agreement shall in any way limit the Fund’s right to file at any time such amendments to any registration statement and/or supplements to any prospectus or statement of additional information, of whatever character, as the Fund may deem advisable, such right being in all respects absolute and unconditional.

13.	Liaison with Accountants. ALPS shall act as a liaison with the Funds’ independent public accountants and shall provide account analyses, fiscal year summaries, and such other audit-related schedules as may be requested by the Funds’ independent public accountants or a Fund with respect to the services provided by ALPS hereunder. ALPS shall take all reasonable action in the performance of its duties under this Agreement to assure that the necessary information is made available to such accountants as reasonably requested or required by a Fund.

14.	Business Continuation Plan and Information Security. ALPS shall maintain in effect a business continuation plan, and enter into any agreements necessary with appropriate parties making reasonable provisions for emergency use of electronic data processing equipment customary in the industry. In the event of equipment failures, ALPS shall, at no additional expense to the Funds, take commercially reasonable steps to minimize service interruptions. ALPS shall maintain policies and procedures reasonably designed to detect and mitigate the risk of data breaches.

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15.	Duration and Termination of this Agreement.

(a)	Initial Term. This Agreement shall become effective as of the date first written above (the “Start Date”) and shall continue thereafter through the period that ends two (2) years after the Start Date (the “Initial Term”). Until the end of the Initial Term, this Agreement may be terminated without penalty only by agreement of the parties upon not less than sixty (60) days’ written notice or for cause pursuant to Section 15(c) hereof.

(b)	Renewal Term. If not sooner terminated, this Agreement shall renew at the end of the Initial Term and shall thereafter continue for successive annual periods until terminated by either party upon not less than sixty (60) days’ written notice prior to the expiration of the then current renewal term or for cause pursuant to Section 15(c) hereof.

(c)	Cause. Notwithstanding anything to the contrary elsewhere in this Agreement, the Funds may terminate this Agreement for cause immediately at any time, without penalty, without default and without the payment of any liquidated damages. For purposes of this Section 15, “cause” shall mean:

(i)	willful misfeasance, bad faith, negligence or reckless disregard on the part of ALPS in the performance of its duties, obligations and responsibilities set forth in this Agreement;

(ii)	in the event ALPS is no longer permitted to perform its duties, obligations, or responsibilities hereunder pursuant to applicable law, or regulatory, administrative or judicial proceedings against ALPS which result in a determination that ALPS has violated, or has caused the Fund to violate, in any material respect any applicable law, rule, regulation, order or code of ethics, or any material investment restriction, policy or procedure adopted by the Fund of which ALPS had knowledge (it being understood that ALPS is deemed to have knowledge of all investment restrictions, policies or procedures set out in the Fund’s public filings or otherwise provided to ALPS); or

(iii)	financial difficulties on the part of ALPS which are evidenced by the authorization or commencement of, or involvement by way of pleading, answer, consent or acquiescence in, a voluntary or involuntary case under Title 11 of the United States Code, as from time to time in effect, or any applicable law other than said Title 11, of any jurisdiction relating to the liquidation or reorganization of debtors or to the modification or alteration of the rights of creditors.

(d)	Deliveries Upon Termination. Upon termination of this Agreement, ALPS agrees to cooperate in the orderly transfer of administrative duties and shall deliver to the Funds or as otherwise directed by the Funds (at the expense of the Funds) all

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records and other documents made or accumulated in the performance of its duties for the Funds hereunder. In the event ALPS gives notice of termination under this Agreement, it will continue to provide the services contemplated hereunder after such termination at the contractual rate for up to 120 days following the date of the termination, provided that the Funds use commercially reasonable efforts to appoint such replacement on a timely basis.

(e)	Fees and Expenses Upon Termination. Should either party exercise its right to terminate, all reasonable out-of-pocket expenses or costs associated with the movement of records and material will be borne by the Funds. Additionally, subject to the approval of the Funds, ALPS reserves the right to charge a reasonable fee for its services provided in connection with a Fund liquidating or converting to another service provider.

16.	Assignment. This Agreement shall extend to and shall be binding upon the parties hereto and their respective successors and permitted assigns; provided, however, that this Agreement shall not be assignable by the Funds without the prior written consent of ALPS, or by ALPS without the prior written consent of the Funds.

17.	Governing Law. The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the State of Colorado and the 1940 Act and the rules and regulations promulgated thereunder. To the extent that the laws of the State of Colorado conflict with the 1940 Act or the rules and regulations promulgated thereunder, the latter shall control.

18.	Names. The obligations of the Funds entered into in the name or on behalf thereof by any director, shareholder, representative, or agent thereof are made not individually, but in such capacities, and are not binding upon any of the directors, shareholders, representatives or agents of the Funds personally, but bind only the property of the Funds, and all persons dealing with the Funds must look solely to the property of the Funds for the enforcement of any claims against the Funds.

19.	Amendments to this Agreement. This Agreement may only be amended by a writing signed by each of the parties.

20.	Notices. All notices and other communications hereunder shall be in writing, shall be deemed to have been given when received or when sent by telex or facsimile, and shall be given to the following addresses (or such other addresses as to which notice is given):

To ALPS:

ALPS Fund Services, Inc.
1290 Broadway, Suite 1100
Denver, Colorado 80203
Attn: General Counsel
Fax: (303) 623-7850

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To the Funds:

NorthStar Real Estate Capital Income Fund
NorthStar Real Estate Capital Income Fund-T
NorthStar Real Estate Capital Income Master Fund

Address:	399 Park Ave
18th Floor
New York, NY 10022

To the Advisor:

NSAM B-RECF Ltd c/o
NorthStar Asset Management Group, Ltd.
11 Waterloo Lane
Pembroke HM08
Bermuda

21.	Counterparts. This Agreement may be executed by the parties hereto on any number of counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

22.	Entire Agreement. This Agreement embodies the entire agreement and understanding among the parties and supersedes all prior agreements and understandings relating to the subject matter hereof; provided, however, that ALPS may embody in one or more separate documents its agreement, if any, with respect to delegated duties and oral instructions.

23.	Severability. Any covenant, provision, agreement or term contained in this Agreement that is prohibited or that is held to be void or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such prohibition or unenforceability, without in any way invalidating, effecting or impairing the other provisions hereof.

24.	Survival. The provisions of Sections 4, 6, 15(e), 17, 23 and this Section 24 hereof shall survive termination of this Agreement.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

NORTHSTAR REAL ESTATE CAPITAL INCOME MASTER FUND

By:
Name:
Title:

NORTHSTAR REAL ESTATE CAPITAL INCOME FUND

By:
Name:
Title:

NORTHSTAR REAL ESTATE CAPITAL INCOME FUND-T

By:
Name:
Title:

ALPS FUND SERVICES, INC.

By:
Name:
Title:

APPENDIX A

SERVICES

Fund Accounting and Compliance Administration services shall be provided at the Initial Term of the Agreement. Tax Administration and Fund Administration services may be added at the sole discretion of the Funds in accordance with the terms of this Agreement.

1.	Fund Accounting

•	Calculate daily NAVs
o	Account for all investment trades from Investment Advisor on Trade Date + 1
o	Account for investments in (i) real estate private equity investments made by NorthStar Real Estate Capital Income Master Fund's REIT subsidiary and (ii) real estate (including debt and/or equity investments) on an aggregate basis, based on instruction from advisor or third party
o	Account for investments in real estate private equity investments made by NorthStar Real Estate Capital Income Master Fund outside of its REIT subsidiary on an individual basis, based on instruction from advisor or third party
o	Account for corporate actions on ex-date
o	Accrue income and amortization daily
o	Accrue fund expenses daily including performance based fees
o	Account for all capital share activity on trade date + 1
o	Facilitate daily valuations on all investments consistent with a Fund’s pricing and valuation policies
•	Reconcile all balance sheet accounts monthly
•	Transmit daily NAVs to Investment Advisor, NASDAQ, Transfer Agent and other third parties
•	Compute yields, expense ratios, portfolio turnover rates, etc.
•	Reconcile cash and investment balances daily with the Custodian
•	Prepare and maintain required Fund Accounting records in accordance with the 1940 Act and other applicable securities laws, rules and regulations and in accordance with GAAP
•	Obtain security valuations from appropriate sources consistent with the Funds’ pricing and Valuation policies
o	Interface directly with third party data providers
o	Calculate end of day prices for non-traded instruments based on models provided by the Investment Advisor
o	Participate, in the sole discretion of the Funds, as a non-voting member on the Funds’ pricing committee

2.	Compliance Administration

•	Perform daily prospectus, SEC investment restriction monitoring
•	Provide warning/alert notification
•	Create monthly comprehensive compliance summary reporting

•	Monitor on a quarerly basis each Fund's status as a regulated investment company under Subchapter M of the Code.

3.	Tax Administration

•	Calculate taxable monthly income
•	Calculate dividend and capital gain distribution rates
•	Prepare ROCSOP and required tax designations for Annual Report
•	Prepare and coordinate filing of income and excise tax returns
•	Audit firm to sign all returns as paid preparer
•	Calculate/monitor book-to-tax differences
•	Provide quarterly Subchapter M compliance monitoring and reporting
•	Provide tax re-allocation data for shareholder 1099 reporting

4.	Fund Administration

•	Prepare annual and semi-annual financial statements, utilizing templates for standard layout and printing
•	Prepare Forms N-SAR, N-CSR, and N-Q
•	Prepare required reports for meetings of the Funds' boards of trustees as agreed upon
•	Host annual audits
•	Calculate monthly SEC standardized total return performance figures
•	Monitor expense ratios
•	Maintain budget vs. actual expenses
•	Manage fund invoice approval and bill payment process
•	Coordinate with the Funds' custodian and transfer agent
•	Coordinate reporting to outside agencies including Morningstar, etc.

APPENDIX B

COMPENSATION

The Funds shall pay ALPS the following aggregate fees for Fund Administration:

$_____* annual minimum fee or ___ basis points on annual net assets of the Master Fund

The Funds shall pay ALPS the following aggregate fees for Tax Administration:

$_____* annual base fee, to be paid by the Master Fund

The Funds shall pay ALPS the following aggregate fees for Fund Accounting and Compliance Administration:

Greater of $______* annual minimum or the following basis point fee schedule:

Annual Net Assets	Basis Points
Between $0 - $250M	__
$250M - $1B	__
Above $1B	__

* subject to an annual cost of living adjustment based on the Consumer Price Index for Urban Wage Earners and Clerical Workers, for the Denver-Boulder-Greeley area, as published bi-monthly by the United States Department of Labor, Bureau of Labor Statistics, or, in the event that publication of such index is terminated, any successor or substitute index.

Out-of-Pocket Expenses:

All out-of-pocket expenses are passed through to the client at cost, including but not limited to: third party security pricing and data fees, Bloomberg fees, Gainskeeper fees, PFIC Analyzer, bank loan sub-accounting fees, SSAE 16 control review reports, travel expenses to Board meetings and on-site reviews, printing, filing and mailing fees, customized programming/enhancements, compliance fees, and other out-of-pocket expenses incurred by ALPS in connection with the performance of its duties under its Agreement with the Funds.

LATE CHARGES: All invoices are due and payable upon receipt. Any invoices not paid within sixty (60) days of the invoice date are subject to a one percent (1%) per month financing charge on any unpaid balance but only to the extent permitted by law.